CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 655 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated May 29, 2015 on the financial statements and financial highlights of Hodges Blue Chip Equity Income Fund (formerly “Hodges Blue Chip 25 Fund”), a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT WELLER & BAKER

Philadelphia, Pennsylvania
January 25, 2016